EXHIBIT 12(a)

FPL GROUP, INC. AND SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



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                                                                                                Nine Months Ended
                                                                                                September 30, 2000
                                                                                                   (millions)
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Earnings, as defined:
  Net income ..............................................................................            $  639
  Income taxes ............................................................................               323
  Fixed charges included in the determination of net income, as below .....................               212
  Distributed income of independent power investments......................................                52
  Less: Equity in earnings of independent power investments ...............................                49

    Total earnings, as defined ............................................................            $1,177

Fixed charges, as defined:
  Interest charges ........................................................................            $  201
  Rental interest factor ..................................................................                 4
  Fixed charges included in nuclear fuel cost .............................................                 7
  Fixed charges included in the determination of net income ...............................               212
  Capitalized interest ....................................................................                 5

    Total fixed charges, as defined .......................................................            $  217

Ratio of earnings to fixed charges ........................................................              5.42
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